UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G (Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)

(Amendment No. 3)*

First Virtual Communications, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

30266P  10  0

(CUSIP Number)

December 31, 2001

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 30266P 10 0

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Accel IV L.P. (“A4”)

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
1,047,675 shares, except that Accel IV Associates L.P. (“A4A”), the general partner of A4, may be deemed to have sole power to vote these shares, and Swartz Family Partnership L.P. (“SFP”), James W. Breyer (“Breyer”), Luke B. Evnin (“Evnin”), Eugene D. Hill, III (“Hill”), Paul H. Klingenstein (“Klingenstein”), Arthur C. Patterson (“Patterson”), G. Carter Sednaoui (“Sednaoui”) and James R. Swartz (“Swartz”), the general partners of A4A, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
1,047,675 shares, except that A4A, the general partner of A4, may be deemed to have sole power to dispose of these shares, and SFP, Breyer, Evnin, Hill, Klingenstein, Patterson, Sednaoui and Swartz, the general partners of A4A, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,047,675

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 3.2%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 30266P 10 0

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Accel IV Associates L.P. (“A4A”)

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
1,047,675 shares, all of which are directly owned by A4.  A4A, the general partner of A4, may be deemed to have sole power to vote these shares, and SFP, Breyer, Evnin, Hill, Klingenstein, Patterson, Sednaoui and Swartz, the general partners of A4A, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
1,047,675 shares, all of which are directly owned by A4.  A4A, the general partner of A4, may be deemed to have sole power to dispose of these shares, and SFP, Breyer, Evnin, Hill, Klingenstein, Patterson, Sednaoui and Swartz, the general partners of A4A, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,047,675

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 3.2%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 30266P 10 0

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Accel V L.P. (“A5”)

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
156,164 shares, except that Accel V Associates L.L.C. (“A5A”), the general partner of A5, may be deemed to have sole power to vote these shares, and ACP Family Partnership L.P. (“ACPFP”), SFP, Breyer, Evnin, Hill, Patterson, Sednaoui, Swartz and J. Peter Wagner (“Wagner”), the managing members of A5A, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
156,164 shares, except that A5A, the general partner of A5, may be deemed to have sole power to dispose of these shares, and ACPFP, SFP, Breyer, Evnin, Hill, Patterson, Sednaoui, Swartz and Wagner, the managing members of A5A, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 156,164

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.5%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 30266P 10 0

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) ACP Family Partnership L.P. (“ACPFP”)

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization California

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares

6.

Shared Voting Power
177,118 shares, of which 156,164 are directly owned by A5 and 20,954 are directly owned by Accel Internet/Strategic Technology Fund L.P. (“AISTF”).  ACPFP is a managing member of A5A, the general partner of A5, and a managing member of Accel Internet/Strategic Technology Fund Associates L.L.C. (“AISTFA”), the general partner of AISTF, and may be deemed to have shared power to vote these shares.

	7.	Sole Dispositive Power 0 shares

8.

Shared Dispositive Power
177,118 shares, of which 156,164 are directly owned by A5 and 20,954 are directly owned by AISTF.  ACPFP is a managing member of A5A, the general partner of A5, and a managing member of AISTFA, the general partner of AISTF, and may be deemed to have shared power to dispose of these shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 177,118

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.5%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 30266P 10 0

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Ellmore C. Patterson Partners (“ECPP”)

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 54,562 shares. Patterson is the general partner of ECPP and may be deemed to have sole power to vote the shares held by ECPP.

	6.	Shared Voting Power 0 shares.

	7.	Sole Dispositive Power 54,562 shares. Patterson is the general partner of ECPP and may be deemed to have sole power to dispose of the shares held by ECPP.

	8.	Shared Dispositive Power 0 shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 54,562

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.2%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 30266P 10 0

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Accel Keiretsu L.P. (“AK”)

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
21,731 shares, except that Accel Partners & Co. Inc. (“AP&C”), the general partner of AK, may be deemed to have sole power to vote these shares, and Breyer, Patterson, Sednaoui and Swartz, the officers of AP&C, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
21,731 shares, except that AP&C, the general partner of AK, may be deemed to have sole power to dispose of these shares, and Breyer, Patterson, Sednaoui and Swartz, the officers of AP&C, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 21,731

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.1%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 30266P 10 0

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Accel Keiretsu V L.P. (“AK5”)

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
3,082 shares, except that Accel Keiretsu V Associates L.L.C. (“AK5A”), the general partner of AK5, may be deemed to have sole power to vote these shares, and Breyer, Evnin, Hill, Patterson, Sednaoui, Swartz and Wagner, the managing members of AK5A, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
3,082 shares, except that AK5A, the general partner of AK5, may be deemed to have sole power to dispose of these shares, and Breyer, Evnin, Hill, Patterson, Sednaoui, Swartz and Wagner, the managing members of AK5A, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,082

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.0%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 30266P 10 0

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Accel Keiretsu V Associates L.L.C. (“AK5A”)

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
3,082 shares, all of which are directly owned by AK5.  AK5A, the general partner of AK5, may be deemed to have sole power to vote these shares, and Breyer, Evnin, Hill, Patterson, Sednaoui, Swartz and Wagner, the managing members of AK5A, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
3,082 shares, all of which are directly owned by AK5.  AK5A, the general partner of AK5, may be deemed to have sole power to dispose of these shares, and Breyer, Evnin, Hill, Patterson, Sednaoui, Swartz and Wagner, the managing members of AK5A, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,082

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.0%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 30266P 10 0

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Accel Partners & Co. Inc. (“AP&C”)

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
21,960 shares, of which 21,731 shares are directly owned by AK and 229 of which are directly owned by AP&C.  AP&C, the general partner of AK, may be deemed to have sole power to vote these shares, and Breyer, Patterson, Sednaoui and Swartz, the officers of AP&C, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
21,960 shares, of which 21,731 shares are directly owned by AK and 229 of which are directly owned by AP&C.  AP&C, the general partner of AK, may be deemed to have sole power to dispose of these shares, and Breyer, Patterson, Sednaoui and Swartz, the officers of AP&C, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 21,960

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.1%

12.	Type of Reporting Person (See Instructions) CO

CUSIP No. 30266P 10 0

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Accel Internet/Strategic Technology Fund L.P. (“AISTF”)

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
20,954 shares, except that AISTFA, the general partner of AISTF, may be deemed to have sole power to vote these shares, and ACPFP, SFP, Breyer, Evnin, Hill, Patterson, Sednaoui, Swartz and Wagner, the managing members of AISTFA, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
20,954 shares, except that AISTFA, the general partner of AISTF, may be deemed to have sole power to dispose of these shares, and ACPFP, SFP, Breyer, Evnin, Hill, Patterson, Sednaoui, Swartz and Wagner, the managing members of AISTFA, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,954

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.1%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 30266P 10 0

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Accel Internet/Strategic Technology Fund Associates L.L.C. (“AISTFA”)

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
20,954 shares, all of which are directly owned by AISTF.  AISTFA, the general partner of AISTF, may be deemed to have sole power to vote these shares, and ACPFP, SFP, Breyer, Evnin, Hill, Patterson, Sednaoui, Swartz and Wagner, the managing members of AISTFA, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
20,954 shares, all of which are directly owned by AISTF.  AISTFA, the general partner of AISTF, may be deemed to have sole power to dispose of these shares, and ACPFP, SFP, Breyer, Evnin, Hill, Patterson, Sednaoui, Swartz and Wagner, the managing members of AISTFA, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,954

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.1%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 30266P 10 0

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Accel V Associates L.L.C. (“A5A”)

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
156,164 shares, all of which are directly owned by A5.  A5A is the general partner of A5 and may be deemed to have sole power to vote these shares, and ACPFP, SFP, Breyer, Evnin, Hill, Patterson, Sednaoui, Swartz and Wagner, the managing members of A5A, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
156,164 shares, all of which are directly owned by A5.  A5A is the general partner of A5 and may be deemed to have sole power to dispose of these shares, and ACPFP, SFP, Breyer, Evnin, Hill, Patterson, Sednaoui, Swartz and Wagner, the managing members of A5A, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 156,164

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.5%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 30266P 10 0

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Accel Investors ‘93 L.P. (“AI93”)

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 42,319 shares, except that Breyer, Evnin, Klingenstein, Patterson, Sednaoui and Swartz, the general partners of AI93, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
42,319 shares, except that Breyer, Evnin, Klingenstein, Patterson, Sednaoui and Swartz, the general partners of AI93, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 42,319

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.1%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 30266P 10 0

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Swartz Family Partnership L.P. (“SFP”)

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 14,385 shares. Swartz, the general partner of SFP may be deemed to have sole power to vote these shares.

6.

Shared Voting Power
1,224,793 shares, of which 1,047,675 are directly owned by A4, 156,164 are directly owned by A5 and 20,954 are directly owned by AISTF.  SFP is a general partner of A4A, the general partner of A4, a managing member of A5A, the general partner of A5, and a managing member of AISTFA, the general partner of AISTF, and may be deemed to have shared power to vote these shares.

	7.	Sole Dispositive Power 14,385 shares. Swartz, the general partner of SFP may be deemed to have sole power to dispose of these shares.

8.

Shared Dispositive Power
1,224,793 shares, of which 1,047,675 are directly owned by A4, 156,164 are directly owned by A5 and 20,954 are directly owned by AISTF.  SFP is a general partner of A4A, the general partner of A4, a managing member of A5A, the general partner of A5, and a managing member of AISTFA, the general partner of AISTF, and may be deemed to have shared power to dispose of these shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,239,178

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 3.7%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 30266P 10 0

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Accel Investors ‘96 L.P. (“AI96”)

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 9,247 shares, except that Breyer, Evnin, Hill, Patterson, Sednaoui, Swartz and Wagner, the general partners of AI96, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
9,247 shares, except that Breyer, Evnin, Hill, Patterson, Sednaoui, Swartz and Wagner, the general partners of AI96, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 9,247

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.0%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 30266P 10 0

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) James W. Breyer (“Breyer”)

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 45,814 shares

6.

Shared Voting Power
1,301,401 shares, of which 1,047,675 are directly owned by A4, 21,731 are directly owned by AK, 42,319 are directly owned by AI93, 156,164 are directly owned by A5, 20,954 are directly owned by AISTF, 3,082 are directly owned by AK5, 9,247 are directly owned by AI96 and 229 are directly owned by AP&C.  Breyer is a general partner of A4A, the general partner of A4, an officer of AP&C, the general partner of AK, a general partner of AI93, a managing member of A5A, the general partner of A5, a managing member of AISTFA, the general partner of AISTF, a managing member of AK5A, the general partner of AK5, and a general partner of AI96 and may be deemed to have shared power to vote these shares.

	7.	Sole Dispositive Power 45,814 shares

8.

Shared Dispositive Power
1,301,401 shares, of which 1,047,675 are directly owned by A4, 21,731 are directly owned by AK, 42,319 are directly owned by AI93, 156,164 are directly owned by A5, 20,954 are directly owned by AISTF, 3,082 are directly owned by AK5, 9,247 are directly owned by AI96 and 229 are directly owned by AP&C.  Breyer is a general partner of A4A, the general partner of A4, an officer of AP&C, the general partner of AK, a general partner of AI93, a managing member of A5A, the general partner of A5, a managing member of AISTFA, the general partner of AISTF, a managing member of AK5A, the general partner of AK5, and a general partner of AI96 and may be deemed to have shared power to dispose of these shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,347,215

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 4.1%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 30266P 10 0

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Luke B. Evnin (“Evnin”)

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares

6.

Shared Voting Power
1,279,441 shares, of which 1,047,675 are directly owned by A4, 42,319 are directly owned by AI93, 156,164 are directly owned by A5, 20,954 are directly owned by AISTF, 3,082 are directly owned by AK5 and 9,247 are directly owned by AI96.  Evnin is a general partner of A4A, the general partner of A4, a general partner of AI93, a managing member of A5A, the general partner of A5, a managing member of AISTFA, the general partner of AISTF, a managing member of AK5A, the general partner of AK5, and a general partner of AI96 and may be deemed to have shared power to vote these shares.

	7.	Sole Dispositive Power 0 shares

8.

Shared Dispositive Power
1,279,441 shares, of which 1,047,675 are directly owned by A4, 42,319 are directly owned by AI93, 156,164 are directly owned by A5, 20,954 are directly owned by AISTF, 3,082 are directly owned by AK5 and 9,247 are directly owned by AI96.  Evnin is a general partner of A4A, the general partner of A4, a general partner of AI93, a managing member of A5A, the general partner of A5, a managing member of AISTFA, the general partner of AISTF, a managing member of AK5A, the general partner of AK5, and a general partner of AI96 and may be deemed to have shared power to dispose of these shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,279,441

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 3.9%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 30266P 10 0

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Eugene D. Hill, III (“Hill”)

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 215 shares

6.

Shared Voting Power
1,237,122 shares, of which 1,047,675 are directly owned by A4, 156,164 are directly owned by A5, 20,954 are directly owned by AISTF, 3,082 are directly owned by AK5 and 9,247 are directly owned by AI96.  Hill is a general partner of A4A, the general partner of A4, a managing member of A5A, the general partner of A5, a managing member of AISTFA, the general partner of AISTF, a managing member of AK5A, the general partner of AK5, and a general partner of AI96 and may be deemed to have shared power to vote these shares.

	7.	Sole Dispositive Power 215 shares

8.

Shared Dispositive Power
1,237,122 shares, of which 1,047,675 are directly owned by A4, 156,164 are directly owned by A5, 20,954 are directly owned by AISTF, 3,082 are directly owned by AK5 and 9,247 are directly owned by AI96.  Hill is a general partner of A4A, the general partner of A4, a managing member of A5A, the general partner of A5, a managing member of AISTFA, the general partner of AISTF, a managing member of AK5A, the general partner of AK5, and a general partner of AI96 and may be deemed to have shared power to dispose of these shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,237,337

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 3.7%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 30266P 10 0

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Paul H. Klingenstein (“Klingenstein”)

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares

6.

Shared Voting Power
1,089,994 shares, of which 1,047,675 are directly owned by A4 and 42,319 are directly owned by AI93.  Klingenstein is a general partner of A4A, the general partner of A4, and a general partner of AI93 and may be deemed to have shared power to vote these shares.

	7.	Sole Dispositive Power 0 shares

8.

Shared Dispositive Power
1,089,994 shares, of which 1,047,675 are directly owned by A4 and 42,319 are directly owned by AI93.  Klingenstein is a general partner of A4A, the general partner of A4, and a general partner of AI93 and may be deemed to have shared power to dispose of these shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,089,994

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 3.3%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 30266P 10 0

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Arthur C. Patterson (“Patterson”)

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 189,039 shares, of which 54,562 are directly owned by ECPP. Patterson is the general partner of ECPP and may be deemed to have sole power to vote the shares held by ECPP.

6.

Shared Voting Power
1,301,401 shares, of which 1,047,675 are directly owned by A4, 21,731 are directly owned by AK, 42,319 are directly owned by AI93, 156,164 are directly owned by A5, 20,954 are directly owned by AISTF, 3,082 are directly owned by AK5, 9,247 are directly owned by AI96 and 229 are directly owned by AP&C.  Patterson is a general partner of A4A, the general partner of A4, an officer of AP&C, the general partner of AK, a general partner of AI93, a managing member of A5A, the general partner of A5, a managing member of AISTFA, the general partner of AISTF, a managing member of AK5A, the general partner of AK5, and a general partner of AI96 and may be deemed to have shared power to vote these shares.

	7.	Sole Dispositive Power 189,039 shares, of which 54,562 are directly owned by ECPP. Patterson is the general partner of ECPP and may be deemed to have sole power to dispose of the shares held by ECPP.

8.

Shared Dispositive Power
1,301,401 shares, of which 1,047,675 are directly owned by A4, 21,731 are directly owned by AK, 42,319 are directly owned by AI93, 156,164 are directly owned by A5, 20,954 are directly owned by AISTF, 3,082 are directly owned by AK5, 9,247 are directly owned by AI96 and 229 are directly owned by AP&C.  Patterson is a general partner of A4A, the general partner of A4, an officer of AP&C, the general partner of AK, a general partner of AI93, a managing member of A5A, the general partner of A5, a managing member of AISTFA, the general partner of AISTF, a managing member of AK5A, the general partner of AK5, and a general partner of AI96 and may be deemed to have shared power to dispose of these shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,490,440

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 4.5%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 30266P 10 0

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) G. Carter Sednaoui (“Sednaoui”)

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 6,309 shares

6.

Shared Voting Power
1,301,401 shares, of which 1,047,675 are directly owned by A4, 21,731 are directly owned by AK, 42,319 are directly owned by AI93, 156,164 are directly owned by A5, 20,954 are directly owned by AISTF, 3,082 are directly owned by AK5, 9,247 are directly owned by AI96 and 229 are directly owned by AP&C.  Sednaoui is a general partner of A4A, the general partner of A4, an officer of AP&C, the general partner of AK, a general partner of AI93, a managing member of A5A, the general partner of A5, a managing member of AISTFA, the general partner of AISTF, a managing member of AK5A, the general partner of AK5, and a general partner of AI96 and may be deemed to have shared power to vote these shares.

	7.	Sole Dispositive Power 6,309 shares

8.

Shared Dispositive Power
1,301,401 shares, of which 1,047,675 are directly owned by A4, 21,731 are directly owned by AK, 42,319 are directly owned by AI93, 156,164 are directly owned by A5, 20,954 are directly owned by AISTF, 3,082 are directly owned by AK5, 9,247 are directly owned by AI96 and 229 are directly owned by AP&C.  Sednaoui is a general partner of A4A, the general partner of A4, an officer of AP&C, the general partner of AK, a general partner of AI93, a managing member of A5A, the general partner of A5, a managing member of AISTFA, the general partner of AISTF, a managing member of AK5A, the general partner of AK5, and a general partner of AI96 and may be deemed to have shared power to dispose of these shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,307,710

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 3.9%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 30266P 10 0

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) James R. Swartz (“Swartz”)

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 38,998 shares, of which 14,385 shares are directly owned by SFP. Swartz, the general partner of SFP may be deemed to have sole power to vote these shares.

6.

Shared Voting Power
1,301,401 shares, of which 1,047,675 are are directly owned by A4, 21,731 are directly owned by AK, 42,319 are directly owned by AI93, 156,164 are directly owned by A5, 20,954 are directly owned by AISTF, 3,082 are directly owned by AK5, 9,247 are directly owned by AI96 and 229 are directly owned by AP&C.  Swartz is a general partner of A4A, the general partner of A4, an officer of AP&C, the general partner of AK, a general partner of AI93, a managing member of A5A, the general partner of A5, a managing member of AISTFA, the general partner of AISTF, a managing member of AK5A, the general partner of AK5, and a general partner of AI96 and may be deemed to have shared power to vote these shares.

	7.	Sole Dispositive Power 38,998 shares, of which 14,385 shares are directly owned by SFP. Swartz, the general partner of SFP may be deemed to have sole power to dispose of these shares.

8.

Shared Dispositive Power
1,301,401 shares, of which 1,047,675 are are directly owned by A4, 21,731 are directly owned by AK, 42,319 are directly owned by AI93, 156,164 are directly owned by A5, 20,954 are directly owned by AISTF, 3,082 are directly owned by AK5, 9,247 are directly owned by AI96 and 229 are directly owned by AP&C.  Swartz is a general partner of A4A, the general partner of A4, an officer of AP&C, the general partner of AK, a general partner of AI93, a managing member of A5A, the general partner of A5, a managing member of AISTFA, the general partner of AISTF, a managing member of AK5A, the general partner of AK5, and a general partner of AI96 and may be deemed to have shared power to dispose of  these shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,340,399

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 4.0%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 30266P 10 0

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) J. Peter Wagner (“Wagner”)

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares.

6.

Shared Voting Power
189.447 shares, of which 156,164 are directly owned by A5, 20,954 are directly owned by AISTF, 3,082 are directly owned by AK5 and 9,247 are directly owned by AI96. Wagner is a managing member of A5A, the general partner of A5, a managing member of AISTFA, the general partner of AISTF, a managing member of AK5A, the general partner of AK5, and a general partner of AI96 and may be deemed to have shared power to vote these shares.

	7.	Sole Dispositive Power 0 shares.

8.

Shared Dispositive Power
189,447 shares, of which 156,164 are directly owned by A5, 20,954 are directly owned by AISTF, 3,082 are directly owned by AK5 and 9,247 are directly owned by AI96. Wagner is a managing member of A5A, the general partner of A5, a managing member of AISTFA, the general partner of AISTF, a managing member of AK5A, the general partner of AK5, and a general partner of AI96 and may be deemed to have shared power to dispose of these shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 189,447

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.6%

12.	Type of Reporting Person (See Instructions) IN

Item 1.
	(a)	Name of Issuer First Virtual Communications, Inc. (fka FVC.com, Inc.)
	(b)	Address of Issuer's Principal Executive Offices 3393 Octavius Drive, Suite 102 Santa Clara, CA 95054

Item 2.
(a)

Name of Person Filing
This Statement is filed by Accel IV L.P., a Delaware limited partnership (“A4”), Accel IV Associates L.P., a Delaware limited partnership and the general partner of A4 (“A4A”), Accel Keiretsu L.P., a Delaware limited partnership (“AK”), Accel Partners & Co. Inc., a Delaware corporation and the general partner of AK (“AP&C”), Accel Investors ‘93 L.P., a Delaware limited partnership (“AI93”), Accel V L.P., a Delaware limited partnership (“A5”), Accel V Associates L.L.C., a Delaware limited liability company and the general partner of A5 (“A5A”), Accel Internet/Strategic Technology Fund L.P., a Delaware limited partnership (“AISTF”), Accel Internet/Strategic Technology Fund Associates L.L.C., a Delaware limited liability company and the general partner of AISTF (“AISTFA”), Accel Keiretsu V L.P., a Delaware limited partnership (“AK5”), Accel Keiretsu V Associates L.L.C., a Delaware limited liability company and the general partner of AK5 (“AK5A”), Accel Investors ‘96 L.P., a Delaware limited partnership (“AI96”), the ACP Family Partnership L.P. (“ACPFP”), a California limited partnership and a managing member of A5A and AISTFA, Ellmore C. Patterson Partners (“ECPP”), a Delaware limited partnership, the Swartz Family Partnership L.P. (“SFP”), a Delaware limited partnership and a general partner of A4A, and a managing member of A5A and AISTFA, James W. Breyer (“Breyer”), a general partner of A4A, AI93 and AI96, an officer of AP&C and a managing member of A5A, AISTFA and AK5A, Luke B. Evnin (“Evnin”), a general partner of A4A, AI93 and AI96 and a managing member of A5A, AISTFA and AK5A, Eugene D. Hill, III (“Hill”), a general partner of A4A and AI96 and a managing member of A5A, AISTFA and AK5A, Paul H. Klingenstein (“Klingenstein”), a general partner of A4A and AI93, Arthur C. Patterson (“Patterson”), a general partner of A4A, AI93, AI96, ECPP and ACPFP, an officer of AP&C and a managing member of A5A, AISTFA and AK5A, G. Carter Sednaoui (“Sednaoui”), a general partner of A4A, AI93 and AI96, an officer of AP&C and a managing member of A5A, AISTFA and AK5A, James R. Swartz (“Swartz”), a general partner of A4A, AI93, AI96 and SFP, an officer of AP&C and a managing member of A5A, AISTFA and AK5A, and J. Peter Wagner (“Wagner”), a managing member of A5A, AISTFA and AK5A and a general partner of AI96. The foregoing entities and individuals are collectively referred to as the “Reporting Persons.”

A4A, the general partner of A4, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by A4.  AP&C, the general partner of AK, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AK.  SFP, Breyer, Evnin, Hill, Klingenstein, Patterson, Sednaoui and Swartz are general partners of A4A and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by A4.  Breyer, Patterson, Sednaoui and Swartz are officers of AP&C and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AK.  Breyer, Evnin, Klingenstein, Patterson, Sednaoui and Swartz are general partners of AI93 and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AI93.

A5A, the general partner of A5, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by A5.  AISTFA, the general partner of AISTF, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AISTF.  AK5A, the general partner of AK5, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AK5.  ACPFP, SFP, Breyer, Evnin, Hill, Wagner, Patterson, Sednaoui and Swartz are managing members of A5A and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by A5.  ACPFP, SFP, Breyer, Evnin, Hill, Wagner, Patterson, Sednaoui and Swartz are managing members of AISTFA and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AISTF.  Breyer, Evnin, Hill, Wagner, Patterson, Sednaoui and Swartz are managing members of AK5A and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AK5.  Breyer, Evnin, Hill, Wagner, Patterson, Sednaoui and Swartz are general partners of AI96 and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AI96.

	(b)	Address of Principal Business Office or, if none, Residence The address for each of the Reporting Persons is: Accel Partners 428 University Ave. Palo Alto, California 94301
(c)

Citizenship
A4, A4A, AK, AI93, A5, AISTF, AK5, AI96, ECPP and SFP are Delaware limited partnerships.  ACPFP is a California limited partnership.  A5A, AISTFA and AK5A are Delaware limited liability companies.  AP&C is a Delaware corporation.  Breyer, Evnin, Hill, Wagner, Klingenstein, Patterson, Sednaoui and Swartz are United States citizens.

	(d)	Title of Class of Securities Common Stock
	(e)	CUSIP Number 30266P 10 0

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
Not Applicable

Item 4.	Ownership.
The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2001:
(a) Amount beneficially owned: See Row 9 of cover page for each Reporting Person.
(b) Percent of class: See Row 11 of cover page for each Reporting Person.
(c) Number of shares as to which the person has:
(i) Sole power to vote or to direct the vote See Row 5 of cover page for each Reporting Person.
(ii) Shared power to vote or to direct the vote See Row 6 of cover page for each Reporting Person.
(iii) Sole power to dispose or to direct the disposition of See Row 7 of cover page for each Reporting Person.
(iv) Shared power to dispose or to direct the disposition of See Row 8 of cover page for each Reporting Person.

Item 5.	Ownership of Five Percent or Less of a Class

This amended statement is being filed to report the fact that each Reporting Person has ceased to be the beneficial owner of more than five percent of the Common Stock of First Virtual Communications, Inc.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.
Please see Item 5.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
Not applicable.

Item 8.	Identification and Classification of Members of the Group
Not applicable.

Item 9.	Notice of Dissolution of Group
Not applicable.

Item 10.	Certification
Not applicable.

Signatures

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2002

Entities:	Accel IV L.P.
Accel IV Associates L.P.
Accel V L.P.
Accel V Associates L.L.C.
Accel Investors ‘93 L.P.
Accel Investors ‘96 L.P.
Accel Partners and Co. Inc.
Accel Internet/Strategic Technology Fund L.P.
Accel Internet/Strategic Technology Fund Associates L.L.C.
Accel Keiretsu L.P.
Accel Keiretsu V L.P.
Accel Keiretsu V Associates L.L.C.
ACP Family Partnership L.P.
Swartz Family Partnership L.P.
Ellmore C. Patterson Partners
		By:	/s/ Alan K. Austin
Alan K. Austin,
Attorney-in-fact for the
above-listed entities

Individuals:	James W. Breyer
Luke B. Evnin
Eugene D. Hill, III
Paul H. Klingenstein
Arthur C. Patterson
G. Carter Sednaoui
J. Peter Wagner
	James R. Swartz	By:	/s/ Alan K. Austin
Alan K. Austin,
Attorney-in-fact for the
above-listed individuals

EXHIBIT INDEX

Exhibit	Found on Sequentially Numbered Page
Exhibit A: Agreement of Joint Filing	29
Exhibit B: Reference to Alan K. Austin as Attorney-in-Fact	30

EXHIBIT A

Agreement of Joint Filing

The Reporting Persons have agreed that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of First Virtual Communications, Inc. shall be filed on behalf of each of the Reporting Persons.  Note that a copy of the applicable Agreement of Joint Filing is already on file with the appropriate agencies.

EXHIBIT B

Reference to Alan K. Austin as Attorney-in-Fact

Alan K. Austin has signed the enclosed documents as Attorney-In-Fact.  Note that a copy of the applicable Power of Attorney is already on file with the appropriate agencies.